Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-48010, 333-75502, 333-75498, 333-111223, 333-121159, 333-130385, and 333-139146)  of Watson Wyatt Worldwide, Inc. of our reports dated August 15, 2008 relating to the (1) financial statements which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards, (2) financial statement schedule and (3) the effectiveness of Watson Wyatt Worldwide, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K for the year ended June 30, 2008.

DELOITTE & TOUCHE LLP

McLean, Virginia
August 15, 2008